                                                                    EXHIBIT 12.2

                   HORSESHOE GAMING, L.L.C. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     QUARTER ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                                         -------------------------------------------
                                  1997        1996        1996        1995        1994        1993
                                 -------     -------     -------     -------     -------     -------
                                                       (DOLLARS IN THOUSANDS)
Net income (loss) from
  continuing operations before
  minority interests and
  extraordinary loss on early
  retirement of debt...........  $15,417     $16,198     $48,822     $55,969     $ 3,924     $(1,521)
Add:
  Portion of rents
     representative of the
     interest factor...........       33          94         207         517         292          15
  Interest on indebtedness.....    4,574       5,505      24,809      17,365       5,215          --
  Amortization of debt.........      675       1,110       3,281       2,823       1,582          --
                                 -------     -------     -------     -------     -------     -------
     Income as adjusted........  $20,699     $22,907     $77,119     $76,674     $11,013     $(1,506)
                                 =======     =======     =======     =======     =======     =======
Fixed charges
  Portion of rents
     representative of the
     interest factor...........  $    33     $    94     $   207     $   517     $   292     $    15
  Interest on indebtedness.....    4,574       5,505      24,809      17,365       5,215
  Amortization of debt
     expense...................      675       1,110       3,281       2,823       1,582
  Capitalized interest.........    2,013          --       1,272         651       3,595         400
                                 -------     -------     -------     -------     -------     -------
     Fixed charges.............  $ 7,295     $ 6,709     $29,569     $21,356     $10,684     $   415
                                 =======     =======     =======     =======     =======     =======
Ratio of earnings to fixed.....      2.8         3.4         2.6         3.6         1.0          --
                                 =======     =======     =======     =======     =======     =======

NOTE: Earnings were inadequate to cover fixed charges for the year ended
      December 31, 1993 by $1,921,000.